UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________
FORM 8-K
____________________
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 13, 2021
____________________
EXICURE, INC.
(Exact name of Registrant as specified in its charter)
____________________

Delaware	001-39011	81-5333008
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2430 N. Halsted St.
Chicago, IL 60614
(Address of principal executive offices)

Registrant’s telephone number, including area code: (847) 673-1700
____________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	XCUR	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

Appointment of Chief Financial Officer

On May 13, 2021, Exicure, Inc. (the “Company”) announced the appointment of Brian Bock as the Company’s Chief Financial Officer, effective May 13, 2021 (the “Effective Date”).

Prior to joining the Company, Mr. Bock, 45, served as a Managing Director of Healthcare Investment Banking at Lincoln International LLC from January 2018 to May 2021. Prior to that, Mr. Bock was a member of the Healthcare Investment Banking team at JMP Securities LLC from May 2005 through January 2018, most recently serving as a Managing Director. He was also a member of the Healthcare Investment Banking team at RBC Capital Markets, LLC from August 2002 to May 2005. Mr. Bock earned his B.S. in Finance from Northern Arizona University.

There is no family relationship between Mr. Bock and any of the Company’s other executive officers or directors.

Employment Agreement and Other Compensatory Arrangements

In connection with Mr. Bock’s appointment, the Company and Mr. Bock entered into an employment agreement (the “Employment Agreement”) dated April 16, 2021 and effective as of the Effective Date. The Employment Agreement does not provide for a specified term of employment and Mr. Bock’s employment is on an at-will basis. Mr. Bock will receive an initial annual base salary of $405,000 and is eligible to earn an annual cash incentive bonus, which is initially set at a target aggregate bonus amount of 40% of Mr. Bock’s base salary, upon achievement of certain individual and/or Company performance goals set by the Compensation Committee (the “Compensation Committee”) of the Board. Mr. Bock is also eligible to receive a sign-on bonus of $120,000 payable in two tranches, each equal to 50% of the sign-on bonus. The first tranche of the sign-on bonus is payable by the end of December 2021 and the second tranche of the sign-on bonus is payable by the end of December 2022. Each tranche will vest over 12-months and is subject to a one-year quarterly graded claw back in the event that Mr. Bock terminates his employment voluntarily or is terminated by the Company for cause (as defined in the Employment Agreement). Mr. Bock is also eligible to participate in the Company’s employee benefit, welfare and other plans, as may be maintained by the Company from time to time, on a basis no less favorable than those provided to other similarly-situated executives of the Company. Mr. Bock is also subject to certain customary confidentiality, non-solicitation and non-competition provisions.

Further, as a material inducement to Mr. Bock’s acceptance of employment with the Company, the Compensation Committee approved the grant to Mr. Bock of a nonstatutory stock option to purchase up to 600,000 shares of the Company’s common stock, with a per share exercise price equal to $1.54, the closing price of the Company’s common stock on the Nasdaq Stock Market LLC on May 13, 2021, the grant date. The option has a ten-year term and is subject to the terms and conditions of the stock option agreement pursuant to which the option is granted. The grant vests over four years, with 25% of the shares subject to the option vesting on the first anniversary of Mr. Bock’s employment start date, and the remainder vesting in a series of thirty-six successive equal monthly installments over the following three years, subject to Mr. Bock’s continued service to the Company through such applicable vesting dates. The grant is being made pursuant to a stand-alone nonstatutory stock option agreement (the “Inducement Award Agreement”) outside of the Company’s 2017 Equity Incentive Plan as a material inducement to Mr. Bock’s acceptance of employment with the Company in accordance with Nasdaq Listing Rule 5635(c)(4) and is subject to the terms and conditions of the Inducement Award Agreement.

The foregoing descriptions of the Employment Agreement and the Inducement Award Agreement are not complete and are qualified in their entireties by reference to the full texts of the Employment Agreement and the Inducement Award Agreement, copies of which are filed herewith as Exhibit 10.1 and Exhibit 10.2, respectively, and are incorporated by reference herein.

Item 7.01 Regulation FD Disclosure.

On May 13, 2021, the Company issued a press release announcing the appointment of Mr. Bock as the Company’s Chief Financial Officer.

A copy of this press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K. The information contained in this Item 7.01, including Exhibit 99.1, is being “furnished” and shall not be deemed filed for purposes of Section 18 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liability of that section or Sections 11 and 12 (a)(2) of the Securities Act of 1933, as amended. The information in this Item 7.01, including Exhibit 99.1, shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act or into any filing or other document pursuant to the Exchange Act, except as otherwise expressly stated in such filing.

Item 9.01    Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Employment Agreement between the Company and Brian Bock, dated April 16, 2021.
10.2	Inducement Award Agreement between the Company and Brian Bock, dated May 13, 2021.
99.1	Press release dated May 13, 2021.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 13, 2021	EXICURE, INC.

	By:	/s/ David A. Giljohann
David A. Giljohann, Ph.D.
Chief Executive Officer